Exhibit (2)(a)(3)

SKYBRIDGE G II FUND

(A MARYLAND STATUTORY TRUST)

DECLARATION OF TRUST

Table of Contents

		Page

ARTICLE I

DEFINITIONS

ARTICLE II

ORGANIZATION; ADMISSION OF SHAREHOLDERS

Section 2.1	Formation of Statutory Trust	3
Section 2.2	Name	3
Section 2.3	Principal office and Resident Agent	3
Section 2.4	Duration	3
Section 2.5	Objective and Business of the Company	4
Section 2.6	Board of Trustees	4
Section 2.7	Shareholders	5
Section 2.8	Both Trustees and Shareholders	5
Section 2.9	Limited Liability	5

ARTICLE III

MANAGEMYENT

Section 3.1	Management and Control	6
Section 3.2	Actions by the Board of Trustees	7
Section 3.3	Meetings of Shareholders	7
Section 3.4	Custody of Assets of the Company	8
Section 3.5	Other Activities of Shareholders and Trustees	8
Section 3.6	Standard of Conduct	8
Section 3.7	Indemnification	9
Section 3.8	Fees, Expenses and Reimbursement	10

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF ADVISER AND TRUSTEES; TRANSFERS AND REPURCHASES

Section 4.1	Termination of Status of the Adviser	11
Section 4.2	Termination of Status of a Trustee	11
Section 4.3	Removal of a Trustee	11
Section 4.4	Transfer of Shares	11
Section 4.5	Repurchase of Shares	12

ARTICLE V

CAPITAL

Section 5.1	Rights of Shareholders to Capital	13
Section 5.2	Withholding	14

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ii

THIS DECLARATION OF TRUST (the “Declaration of Trust”) of SKYBRIDGE G II FUND (the “Company”) is dated as of March 24, 2025.

W I T N E S S E T H:

WHEREAS, the Company has heretofore been formed as a limited liability company under the Delaware Limited Liability Company Act pursuant to a Certificate of Formation dated and filed with the Secretary of State of the State of Delaware on May 9, 2011;

WHEREAS, the Company commenced operations as of November 19, 2002 pursuant to an initial Limited Liability Company Agreement of the Company (the “Initial Agreement”) dated as of such date and, prior to the date hereof had operated pursuant to the Initial Agreement, as amended or amended and restated from time to time;

WHEREAS, the Company converted to a Maryland statutory trust by the filing of Articles of Conversion and a Certificate (as defined herein) with the SDAT on March 24, 2025;

WHEREAS, the Trustees desire to cause this Declaration of Trust to be executed by the current Trustees of the Company as of the date hereof;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

For purposes of this Declaration of Trust, the following terms shall have the following meanings:

“Administrator” means a person who provides administrative services to the Company pursuant to an administrative services agreement. As of the date of this Declaration of Trust, the Administrators to the Company are SkyBridge Capital II, LLC and BNY Mellon Investment Servicing (US), Inc. For the avoidance of doubt, any change in the Administrator does not require an amendment to this Declaration of Trust.

“Adviser” means a person who at any particular time serves as an investment adviser to the Company thereof pursuant to an Investment Advisory Agreement. The current Adviser to the Company is SkyBridge Capital II, LLC.

“Affiliate” means an affiliated person of a person as such term is defined in the 1940 Act.

“Board of Trustees” means the Board of Trustees established pursuant to Section 2.6 of this Declaration of Trust.

“Bylaws” means the Bylaws of the Company, as amended from time to time.

“Certificate” means the Certificate of Trust of the Company and any amendments thereto as filed with the SDAT.

“Closing Date” means the first date on or as of which a Shareholder other than the Initial Shareholder is admitted to the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Company” means SkyBridge G II Fund and its predecessors.

“Direct Allocation Subadvisers” means (i) those Investment Managers for which a separate investment vehicle has been created as to which the Investment Manager (or an Affiliate) serves as general partner or managing member and/or the Company is the sole limited partner/shareholder and (ii) those Investment Managers who manage Company assets directly through a separate managed account.

“Fiscal Year” means the period originally commencing on the Closing Date and ending on March 31, 2003, and thereafter each 12-month period ending on March 31 of the next succeeding year (or on the date of a final distribution pursuant to Section 7.2 hereof), unless the Board of Trustees shall elect another fiscal year for the Company.

“Form N-2” means the Company’s registration statement on Form N-2 filed with the U.S. Securities and Exchange Commission, as amended from time to time.

“Independent Trustees” means those Trustees who are not “interested persons” of the Company, as such term is defined in the 1940 Act.

“Initial Agreement” means the predecessor to the First Amended and Restated Agreement, as initially executed on May 20, 2011.

“Initial Shareholder” means Raymond Nolte.

“Insurance” means one or more “key man” insurance policies on the life of any principal or member of the Adviser, the benefits of which are payable to the Company.

“Investment Advisory Agreement” means a separate written agreement entered into by the Company pursuant to which the Adviser provides Management Services to the Company.

“Investment Fund” means unregistered investment funds and registered investment companies.

“Investment Managers” means investment advisers (which may include the Adviser) who enter into advisory agreements to manage a designated portfolio of investments for the Company or who manage Investment Funds in which the Company has invested.

“Management Services” means such investment advisory and other services as the Adviser is required to provide to the Company pursuant to an Investment Advisory Agreement.

“Maryland Act” means the Maryland Statutory Trust Act, as in effect on the date hereof and as amended from time to time, or any successor law.

“Net Assets” means the total value of all assets of the Company, less an amount equal to all accrued debts, liabilities, obligations and reserves of (or allocable to) the Company, calculated before giving effect to any repurchases of Shares of the Company as of the date of calculation.

“1940 Act” means the Investment Company Act of 1940 and the rules, regulations and orders thereunder, as amended from time to time, or any successor law.

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“Securities” means securities (including, without limitation, equities, debt obligations, options, and other “securities” as that term is defined in Section 2(a)(36) of the 1940 Act) and any contracts for forward or future delivery of any security, debt obligation or currency, or commodity, all types of derivative instruments and any contracts based on any index or group of securities, debt obligations or currencies, or commodities, and any options thereon, as well as investments in registered investment companies and private investment funds.

“Shareholder” means a record holder of outstanding Shares. Persons seeking to become a Shareholder, or seeking to purchase additional Shares of the Company pursuant to Section 6.1 hereof, shall be required to submit such subscription materials as the Company shall require from time to time and to make the representations set forth in Appendix A attached hereto relating to satisfaction of the Company’s “accreditation” and other eligibility standards.

“Shares” means the transferable units of interest into which the beneficial interest of the Company shall be divided from time to time and include fractions of Shares as well as whole Shares.

“Transfer” means the assignment, transfer, sale, encumbrance, pledge or other disposition of one or more Shares.

“Trustee” means an individual designated or elected as a trustee of the Company pursuant to the provisions of Section 2.6 of this Declaration of Trust and who serves on the Board of Trustees of the Company. The “Trustees” constitute the Board of Trustees as provided in this Declaration of Trust and all references herein to the powers, determinations or actions of the Trustees shall mean the Trustees collectively as the Board of Trustees, unless the context requires otherwise.

“Valuation Date” means the date as of which the Company is directed by the Board of Trustees to determine the value of its Net Assets, which shall include, but not be limited to, any date as of which the Company values Shares for purposes of determining the price at which the Shares are to be purchased by the Company in an offer made pursuant to Section 4.5 hereof.

ARTICLE II

ORGANIZATION; ADMISSION OF SHAREHOLDERS

Section 2.1 Formation of Statutory Trust.

The Company is a statutory trust within the meaning of the Maryland Act. The Company shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Company from being treated for tax purposes as an association under the Code). SkyBridge Opportunity Fund LLC, a Delaware limited liability company, was converted into SkyBridge Opportunity Fund, a Maryland statutory trust, by the filing of Articles of Conversion and the Certificate with the SDAT.

Section 2.2 Name.

The name of the Company shall be “SkyBridge G II Fund” or such other name as the Board of Trustees may hereafter adopt upon causing an appropriate amendment to the Certificate to be filed in accordance with the Maryland Act.

Section 2.3 Principal office and Resident Agent.

The principal place of business of the Company in the State of Maryland is as set forth in the Certificate. Unless otherwise required by applicable law, the Company shall at all times maintain at least one resident agent who shall be either an individual who resides in the State of Maryland or a Maryland corporation. The Trustees may change the principal place of business or such resident agent of the Company from time to time by making the appropriate filing or filings with the SDAT.

Section 2.4 Duration.

The term of the Company shall continue until the Company is dissolved pursuant to Section 7.1 hereof. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate as provided in the Maryland Act. A Trustee or any designated officer of the Company shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in New York and in any other jurisdiction in which the Company may wish to conduct business.

Section 2.5 Objective and Business of the Company.

(a) The objective and business of the Company is to purchase, sell (including short sales), invest and trade in Securities, on margin or otherwise, and to engage in any financial or derivative transactions relating thereto or otherwise. The Company may carry out its activities directly or indirectly through the purchase of interests in Investment Funds, which may include a subsidiary “master fund” formed for the purpose of investing the Company’s assets together with the assets of one or more other “feeder funds”. Notwithstanding any provision of this Declaration of Trust to the contrary, the Company, and each Trustee on behalf of the Company, may execute, deliver and perform all contracts, agreements, subscription documents and other undertakings and engage in all activities and transactions (i) for which statutory trusts may be formed under the laws of the State of Maryland as now or hereafter in force and (ii) that may in the opinion of the Board of Trustees be necessary or advisable to carry out its objective or business. For the avoidance of doubt, the Board of Trustees may at any time authorize the reorganization of the Company into a master-feeder structure in its sole discretion and without obtaining the approval of the Shareholders.

(b) The Company shall operate as a closed-end management investment company in accordance with the 1940 Act and subject to any fundamental policies and investment restrictions set forth in the Form N-2.

(c) The Company shall have all of the powers granted to statutory trusts by the Maryland Act and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in this Declaration of Trust. Without limiting the generality of the foregoing sentence, the Company shall have the general powers set forth in Section 12-201 of the Act.

(d) The Trustees shall have the exclusive authority to adopt and from time to time amend or repeal Bylaws for the conduct of the business of the Company.

Section 2.6 Board of Trustees.

(a) The Board of Trustees may, subject to the provisions of paragraphs (a) and (b) of this Section 2.6 with respect to the number of and vacancies in the position of Trustee and the provisions of Section 3.3 hereof with respect to the election of Trustees to the Board of Trustees by Shareholders, elect any person who shall agree to be bound by all of the terms of this Declaration of Trust as a Trustee. The number of Trustees shall be fixed from time to time by the Board of Trustees.

(b) Subject to any maximum term of service, required age of retirement or similar limitation that the Board of Trustees may establish from time to time, each Trustee shall serve on the Board of Trustees for the duration of the term of the Company, unless his or her status as a Trustee shall be sooner terminated pursuant to Section 4.2 hereof. In the event of any vacancy in the position of Trustee, the remaining Trustees may elect an individual to serve in such capacity, so long as immediately after such election at least two-thirds of the Trustees then serving would have been elected by the Shareholders. The Board of Trustees may call a meeting of Shareholders to fill any vacancy in the position of Trustee, and shall do so within 60 days after any date on which Trustees who were elected by the Shareholders cease to constitute a majority of the Trustees then serving on the Board of Trustees.

(c) In the event that no Trustee remains to continue the business of the Company, the Adviser shall promptly call a meeting of the Shareholders, to be held within 60 days after the date on which the last Trustee ceased to act in that capacity, for the purpose of determining whether to continue the business of the Company and, if the business shall be continued, of electing the required number of Trustees to the Board of Trustees. If the Shareholders shall determine at such meeting not to continue the business of the Company or if the required number of Trustees is not elected within 60 days after the date on which the last Trustee ceased to act in that capacity, then the Company shall be dissolved pursuant to Section 7.1 hereof and the assets of the Company shall be liquidated and distributed pursuant to Section 7.2 hereof.

(d) As of the date hereof, the Trustees of the Company are:

R. Stephen Hale

James Jackson

Kristin Smith

Brett S. Messing

Raymond Nolte

For the avoidance of doubt, the resignation or removal of any such Trustee does not require an amendment to this Declaration of Trust.

Section 2.7 Shareholders.

The Company may offer Shares for purchase by investors in such manner and at such times as may be determined by the Board of Trustees. All subscriptions for Shares are subject to the receipt of cleared funds on or before the acceptance date in the full amount of the subscription, plus the applicable sales charge, if any. Subject to the foregoing terms, a person may become a Shareholder subject to the condition that each such Shareholder shall execute the Company’s subscription agreement pursuant to which such Shareholder agrees to be bound by all the terms and provisions hereof. The Board of Trustees may, in its sole discretion, reject any subscription for Shares. The Board of Trustees may, in its sole discretion, suspend subscriptions for Shares at any time. Any person shall become a Shareholder effective upon the revision of the books and records of the Company to reflect the name and the purchase of Shares of the Company of such additional Shareholder. Shareholders will hold Shares in accordance with the subscription agreement executed by the Shareholder and accepted by the Company. No act, vote or approval of any Shareholder of the Company is required to add a new Shareholder in accordance with this Section 2.7.

Section 2.8 Both Trustees and Shareholders.

A Shareholder may at the same time be a Trustee and a Shareholder, in which event such Shareholder’s rights and obligations in each capacity shall be determined separately in accordance with the terms and provisions hereof or as provided in the Maryland Act.

Section 2.9 Limited Liability.

(a) Except as otherwise provided in this Declaration of Trust or the Maryland Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Shareholder shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder.

(b) Except as provided under applicable law, a Trustee shall not be liable for the Company’s debts, obligations and liabilities solely by reason of being a Trustee of the Company. Every note, bond, contract, instrument, certificate, Share or undertaking and every other act or thing whatsoever executed or done by or on behalf of the Company or the Trustees or any of them in connection with the Company shall be conclusively deemed to have been executed or done only in or with respect to his, her or their capacity as a Trustee or Trustees and neither such Trustee or Trustees shall be personally liable thereon. All persons extending credit to, contracting with or having any claim against the Company shall look only to the assets of the Company property for payment under such credit, contract or claim, and neither the Trustees nor any of the Company’s officers, employees, agents or independent contractors, whether past, present or future, shall be personally liable therefor.

(c) No person who is or has been a Trustee, officer or employee of the Company shall be subject to any personal liability whatsoever to any person, other than the Company or its Shareholders, in connection with the affairs of the Company; and all persons shall look solely to the Company property for satisfaction of claims of any nature arising in connection with the affairs of the Company.

(d) To the maximum extent permitted by Maryland law, and subject to applicable federal securities laws, including the 1940 Act, no person who is or has been a Trustee or officer of the Company shall be liable to the Company or to any Shareholder for money damages except (i) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Notwithstanding any other provision to the contrary, no provision of this Declaration of Trust modifying, restricting or eliminating the duties or liabilities of the trustees or officers arising under state law duties (including the standards of conduct set forth in Section 12-402 of the Maryland Act) shall apply to, or in any way limit, the duties or the liability of such persons under the federal securities laws.

(e) Without limiting the foregoing limitations of liability contained in this Section 2.9, a Trustee shall not be responsible for or liable in any event for any neglect or wrongdoing of any officer, employee, investment adviser, sub-adviser, principal underwriter, custodian, transfer agent or other agent or independent contractor of the Company, nor shall any Trustee be responsible or liable for the act or omission of any other Trustee (or for the failure to compel in any way any former or acting Trustee to redress any breach of trust).

ARTICLE III

MANAGEMYENT

Section 3.1 Management and Control.

(a) Management and control of the business of the Company shall be vested in the Board of Trustees, which shall have the right, power and authority, on behalf of the Company and in its name, to exercise all rights, powers and authority of trustees of a statutory trust under the Maryland Act and to do all things necessary and proper to carry out the objective and business of the Company and their duties hereunder. No Trustee shall have the authority individually to act on behalf of or to bind the Company except within the scope of such Trustee’s authority as delegated by the Board of Trustees. The parties hereto intend that, except to the extent otherwise expressly provided herein,

(i) each Trustee shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested in each Trustee of a Maryland statutory trust and

(ii) each Independent Trustee shall be vested with the same powers, authority and responsibilities on behalf of the Company as are customarily vested in each trustee of a closed-end management investment company registered under the 1940 Act that is organized as a Maryland statutory trust who is not an “interested person” of such company as such term is defined in the 1940 Act. Subject to Section 2.6 hereof, during any period in which the Company shall have no Trustees, the Adviser shall continue to serve as the Adviser to the Company and to provide the Management Services to the Company.

(b) The Board of Trustees shall have the exclusive authority and discretion to make any elections required or permitted to be made by the Company under any provisions of the Code or any other revenue laws.

(c) Shareholders shall have no right to participate in and shall take no part in the management or control of the Company’s business and shall have no right, power or authority to act for or bind the Company.

Shareholders shall have the right to vote on any matters only as provided in this Declaration of Trust or on any matters that require the approval of the holders of voting securities under the 1940 Act.

(d) The Board of Trustees may delegate to any other person any right, power and authority vested by this Declaration of Trust in the Board of Trustees to the extent permissible under applicable law.

Section 3.2 Actions by the Board of Trustees.

(a) Unless provided otherwise in this Declaration of Trust or the Bylaws, the Board of Trustees shall act only: (i) by the affirmative vote of a majority of the Trustees (including the vote of a majority of the Independent Trustees if required by the 1940 Act) present at a meeting duly called at which a quorum of the Trustees shall be present (in person or, if in-person attendance is not required by the 1940 Act, by telephone or by similarly interactive electronic media) or (ii) by unanimous written consent of all of the Trustees without a meeting, if permissible under the 1940 Act.

(b) The Board of Trustees may designate from time to time a principal Trustee who shall preside at all meetings (the “Chair”). Meetings of the Board of Trustees may be called by or at the direction of the Chair or by or at the direction of any two Trustees, and may be held on such date and at such time and place as the Board of Trustees shall determine. Each Trustee shall be entitled to receive written notice of the date, time and place of such meeting within a reasonable time in advance of the meeting. Notice need not be given to any Trustee who shall attend a meeting without objecting to the lack of notice or who shall execute a written waiver of notice with respect to the meeting.

Trustees may attend and participate in any meeting by telephone or by similarly interactive electronic media except where in-person attendance at a meeting is required by the 1940 Act. Except as otherwise set forth in the Bylaws, a majority of the Trustees shall constitute a quorum at any meeting.

Section 3.3 Meetings of Shareholders.

(a) Actions requiring the vote of the Shareholders may be taken at any duly constituted meeting of the Shareholders at which a quorum is present. A meeting may be limited to Shareholders holding Shares.

Meetings of the Shareholders may be called by the Board of Trustees or by Shareholders holding at least a majority of the total number of votes eligible to be cast by Shareholders at such meeting, and may be held at such time, date and place as the Board of Trustees shall determine. There shall be no requirement to hold an annual meeting of the Shareholders in any year. The Board of Trustees shall arrange to provide written or electronic notice of the meeting, stating the date, time and place of the meeting and the record date therefor, to each Shareholder entitled to vote at the meeting within a reasonable time prior thereto. Failure to receive notice of a meeting on the part of any Shareholder shall not affect the validity of any act or proceeding of the meeting, so long as a quorum shall be present at the meeting, except as otherwise required by applicable law. Only matters set forth in the notice of a meeting may be voted on by the Shareholders at a meeting. Except as otherwise set forth in the Bylaws or a resolution of the Board of Trustees, or as required by any provision if this Declaration of Trust or the 1940 Act, the presence in person or by proxy of Shareholders holding one-third of the total number of votes eligible to be cast by all Shareholders as of the record date shall constitute a quorum at any meeting. In the absence of a quorum, a meeting of the Shareholders may be adjourned by action of the chair of the meeting or of a majority of the Shareholders present in person or by proxy without additional notice to the Shareholders. Except as otherwise required by any provision of this Declaration of Trust, the Bylaws, or of the 1940 Act, (i) those candidates for Trustee receiving a plurality of the votes cast at any meeting of all Shareholders shall be elected as Trustees and (ii) all other actions of Shareholders taken at a meeting shall require the affirmative vote of Shareholders holding a majority of the total number of votes eligible to be cast by those Shareholders who are present in person or by proxy at such meeting.

(b) Each Shareholder shall be entitled to cast at any meeting of Shareholders that number of votes attaching to the Shareholder’s Shares in accord with Section 6.1(b)(7) hereof as of the record date for such meeting. The Board of Trustees shall establish a record date not less than 10 nor more than 90 days prior to the date of any meeting of Shareholders to determine eligibility to vote at such meeting and the number of votes that each Shareholder will be entitled to cast thereat, and shall maintain for each such record date a list setting forth the name of each Shareholder and the number of votes that each Shareholder will be entitled to cast at the meeting.

(c) A Shareholder may vote at any meeting of Shareholders by a proxy properly executed in writing by the Shareholder and filed with the Company before or at the time of the meeting. A proxy may be suspended or revoked, as the case may be, by the Shareholder executing the proxy by a later writing delivered to the Company at any time prior to exercise of the proxy or if the Shareholder executing the proxy shall be present at the meeting and decide to vote in person. Any action of the Shareholders that is permitted to be taken at a meeting of the Shareholders may be taken without a meeting if consents in writing, setting forth the action taken, are signed by Shareholders holding a majority of the total number of votes eligible to be cast or such greater percentage as may be required in order to approve such action.

Section 3.4 Custody of Assets of the Company.

The physical possession of all funds, Securities or other properties of the Company shall at all times, be held, controlled and administered by one or more custodians retained by the Company in accordance with the requirements of the 1940 Act and the rules there under.

Section 3.5 Other Activities of Shareholders and Trustees.

(a) The Trustees shall not be required to devote full time to the affairs of the Company, but shall devote such time as may reasonably be required to perform their obligations under this Declaration of Trust.

(b) Any Shareholder or Trustee, and any Affiliate of any Shareholder or Trustee, may engage in or possess an interest in other business ventures or commercial dealings of every kind and description, independently or with others, notwithstanding any provision to the contrary at law or in equity, including, but not limited to, acquisition and disposition of Securities, provision of investment advisory or brokerage services, serving as directors, officers, employees, advisors or agents of other companies, partners of any partnership, members of any limited liability company, or trustees of any trust, or entering into any other commercial arrangements. No Shareholder or Trustee shall have any rights in or to such activities of any other Shareholder or Trustee, or any profits derived therefrom.

Section 3.6 Standard of Conduct.

(a) Pursuant to Section 12-402(b) of the Maryland Act, each Trustee shall perform his or her duties as a Trustee, including the duties as a member of a committee of the Trustees on which the Trustee serves, in good faith, in a manner that the Trustee reasonably believes to be in the best interests of the Company and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Subject to applicable federal law, a Trustee shall be required to perform his or her duties as a Trustee only in accordance with such standard of performance, and no different or additional standard, whether under this Declaration of Trust or otherwise, shall be deemed to apply to a Trustee’s performance of his or her duties as a Trustee.

(b) Any action or failure to act by a Trustee shall be presumed to be in accordance with the standard of performance described in this Section 3.6, and any person alleging the contrary shall bear the burden of proof that the action or failure to act was not consistent with such standard of performance.

(c) The Trustees may rely upon advice of counsel or other experts with respect to the meaning and operation of this Declaration of Trust and their duties as Trustees hereunder and shall be under no liability for any act or omission in accordance with such advice or for failing to follow such advice. In discharging their duties, the Trustees shall be entitled to rely upon the books and records of the Company and upon written or oral reports made to the Trustees by any officer, employee or agent of the Company, any Trustee or committee of Trustees, or any counsel to the Company, the Trustees, any committee of Trustees or Trustee, or any independent registered public accounting firm and (with respect to the subject matter of the contract involved) any officer, partner or responsible employee of any other party to any contract entered into hereunder.

(d) The appointment, designation or identification (including in any proxy or registration statement or other document) of a Trustee as chair of the Trustees, a member or chair of a committee of the Trustees, an expert on any topic or in any area (including an audit committee financial expert), or the lead independent Trustee, or as having experience, attributes or skills in any area, or any other appointment, designation or identification of a Trustee, shall not impose on that person any standard or liability that is greater than that imposed pursuant to this Section 3.6 on that person as a Trustee in the absence of the appointment, designation or identification, and no

Trustee who has special attributes, skills, experience or expertise, or is appointed, designated or identified as aforesaid, shall be held to a higher standard by virtue thereof. In addition, no appointment, designation or identification of a Trustee as aforesaid shall affect in any way that Trustee’s rights or entitlement to exculpation, indemnification or advancement of expenses.

(e) Shareholders not in breach of any obligation hereunder or under any agreement pursuant to which the Shareholder subscribed for Shares shall be liable to the Company, any Shareholder or third parties only as provided under the Maryland Act and applicable law.

Section 3.7 Indemnification.

(a) To the fullest extent permitted by law, the Company shall, subject to Section 3.7(b) hereof, indemnify each Trustee and officer of the Company (including for this purpose his, her or its executors, heirs, assigns, successors or other legal representatives), against all losses, claims, damages, liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable fees and disbursements of counsel, accountants or other professionals incurred in connection with the investigation, defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been a Trustee, or officer of the Company or the past or present performance of services to the Company by such indemnitee under this Declaration of Trust (or any predecessor agreement hereto), except to the extent such loss, claim, damage, liability, cost or expense shall have been finally determined in a decision on the merits from which there is no further right to appeal in any such action, suit, investigation or other proceeding to have been incurred or suffered by such indemnitee by reason of bad faith or gross negligence involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed to provide for indemnification for any liability (including liability under federal securities laws that, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b) Expenses, including reasonable fees and disbursements of counsel, accountants or other professionals, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), shall be paid from time to time by the Company in advance of the final disposition of any such action, suit, investigation or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Company amounts so paid if it shall ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) the Company shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill such undertaking, or (ii) a majority of the Trustees (excluding any Trustee who is either seeking advancement of expenses hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c) As to the disposition of any action, suit, investigation or proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court (or by any other body) before which the proceeding shall have been brought, that an indemnitee is liable to the Company or its Shareholders by reason of bad faith or gross negligence involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Company by a majority of the Trustees (excluding any Trustee who is either seeking indemnification hereunder or is or has been a party to any other action, suit, investigation or proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in or not opposed to the best interests of the Company and that such indemnitee is not liable to the Company or its Shareholders by reason of bad faith or gross negligence involved in the conduct of such indemnitee’s office, or (ii) the Board of Trustees secures a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnification would not protect such indemnitee against any liability to the Company or its Shareholders to which such indemnitee would otherwise be subject by reason of bad faith or gross negligence involved in the conduct of such indemnitee’s office.

(d) Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a decision on the merits from which there is no further right to appeal in any action, suit, investigation or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Company or its Shareholders by reason of bad faith or gross negligence involved in the conduct of such indemnitee’s office. In (i) any suit brought by a Trustee (or other person entitled to indemnification hereunder) to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and (ii) in any suit in the name of the Company to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Company shall be entitled to recover such expenses upon a final adjudication that, the Trustee or other person claiming a right to indemnification under this Section 3.7 has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the Trustee or other person claiming a right to indemnification is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Company (or any Shareholder acting derivatively or otherwise on behalf of the Company or its Shareholders).

(e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 or to which such indemnitee may otherwise be entitled except out of the assets of the Company, and no Shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f) The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Company to purchase and maintain liability insurance on behalf of any Trustee or other person.

Section 3.8 Fees, Expenses and Reimbursement.

(a) So long as the Administrator provides administrative services to the Company, it shall be entitled to receive fees for such services as may be agreed to by the Administrator and the Company pursuant to an administrative services agreement.

(b) The Board of Trustees may cause the Company to compensate each Trustee for his or her services as such. In addition, the Trustees shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in performing their duties under this Declaration of Trust.

(c) The Company shall bear all expenses incurred in its business and operations, other than those specifically required to be borne by the Adviser pursuant to the Investment Advisory Agreement or by the Administrator pursuant to the agreement referred to in Section 3.8(a) hereof. Expenses to be borne by the Company include, but are not limited to, organizational (including costs and expenses related to registration of the Company), offering and investment-related expenses (such as fees and expenses charged by the Investment Managers and Investment Funds, placement fees, interest on indebtedness, administrative fees and expenses, custodial fees and expenses, bank service fees, other expenses related to the purchase, sale or transmittal of Company investments), fees for data and software providers, research expenses, professional fees (including, without limitation, expenses of consultants and experts relating to investments), legal expenses, internal and external accounting, audit and tax preparation expenses, corporate licensing, Board of Trustees’ fees and expenses, including travel, insurance and other expenses associated with the operation of the Company, fees and disbursements of any third party vendor performing data aggregation and/or risk reporting services, and fees and disbursements of any third party vendor performing tax compliance services. The Company also shall bear all taxes to which the Company may be subject, directly or indirectly and whether in the United States, any State thereof or any other U.S. or non-U.S. jurisdiction. In addition, the Company will bear any fees payable to the Adviser pursuant to the Investment Advisory Agreement. The Adviser shall be entitled to reimbursement from the Company for any of the above expenses that it pays on behalf of the Company.

(d) Subject to procuring any required regulatory approvals, from time to time the Company may, alone or in conjunction with other accounts for which the Adviser, or any Affiliate of the Adviser, acts as general partner or investment adviser, purchase Insurance in such amounts, from such insurers and on such terms as the Board of Trustees shall determine.

ARTICLE IV

TERMINATION OF STATUS OR REMOVAL OF

ADVISER AND TRUSTEES; TRANSFERS AND REPURCHASES

Section 4.1 Termination of Status of the Adviser.

The status of the Adviser shall terminate if the Investment Advisory Agreement with the Adviser terminates and the Company does not enter into a new Investment Advisory Agreement with the Adviser, effective as of the date of such termination.

Section 4.2 Termination of Status of a Trustee.

The status of a Trustee shall terminate if the Trustee (i) shall die; (ii) shall be adjudicated incompetent; (iii) shall resign as a Trustee (upon not less than 90 days’ prior written notice to the other Trustees, or such lesser notice period agreeable to the other Trustees); (iv) shall be removed pursuant to Section 4.3; or (v) shall be certified by a physician to be mentally or physically unable to perform his duties hereunder.

Section 4.3 Removal of a Trustee.

Except as otherwise required by any provision of the Bylaws, any Trustee may be removed, with or without cause, either by (a) the vote or written consent of at least two-thirds (2/3) of the Trustees not subject to the removal vote or (b) the affirmative vote of Shareholders holding not less than two-thirds (2/3) of the total number of votes eligible to be cast by all Shareholders for the election of Trustees.

Section 4.4 Transfer of Shares.

(a) To the fullest extent permitted by law, Shares of a Shareholder may be transferred only (i) by operation of law pursuant to the death, divorce, bankruptcy, insolvency or dissolution of such Shareholder or (ii) with the written consent of the Administrator, as authorized by the Board of Trustees (which consent may be withheld in the Administrator’s sole discretion). In no event, however, will any transferee or assignee become a Shareholder without the consent of the Board of Trustees (or its delegate), which may be withheld in the sole discretion of the Board of Trustees (or such delegate). To the fullest extent permitted by law, any pledge, transfer, or assignment not made in accordance with this Section 4.4 will be void.

(b) The Administrator may not consent to a Transfer of all or any Shares held by a Shareholder unless: (i) the transferee benefiting from such Transfer is a person whom the Company believes is an accredited investor, as such term is defined in Regulation D under the Securities Act of 1933 or any successor thereto; and (ii) all Shares held by a Shareholder are to be Transferred to a single transferee or, after the Transfer of less than all Shares, the value of the Shares held by each of the transferee and the transferor would not be less than $25,000 (or such lower amount equal to the transferor’s initial Share balance), except as otherwise permitted at the discretion of the Administrator. Any transferee that acquires Shares by operation of law as the result of the death, divorce, bankruptcy, insolvency or dissolution of a Shareholder or otherwise shall be entitled to the rights of redemption or repurchase and of dividends or other distributions attaching to such Shares and to Transfer such Shares in accordance with the terms of this Declaration of Trust, but shall not be entitled to the other rights of a Shareholder unless and until such transferee becomes a substituted Shareholder. If a Shareholder transfers Shares with the approval of the Board of Trustees (or its delegate), the Board of Trustees shall promptly take all necessary actions so that such transferee is admitted to the Company as a Shareholder. Each Shareholder effecting a Transfer and its transferee agree to pay all expenses, including attorneys’ and accountants’ fees, incurred by the Company in connection with such Transfer.

(c) Each Shareholder shall indemnify and hold harmless the Company, each member of the Board of Trustees, the Adviser, each other Shareholder and any Affiliate of the foregoing against all losses, claims, damages, liabilities, costs and expenses (including legal or other expenses incurred in investigating or defending against any such losses, claims, damages, liabilities, costs and expenses or any judgments, fines and amounts paid in settlement), joint or several, to which such persons may become subject by reason of or arising from (i) any Transfer made by such Shareholder in violation of this Section 4.4 and (ii) any misrepresentation by such Shareholder (or such Shareholder’s transferee) in connection with any such Transfer.

Section 4.5 Repurchase of Shares.

(a) Except as otherwise provided in this Declaration of Trust, no Shareholder or other person holding Shares shall have the right to require the Company to redeem its Shares The Board of Trustees from time to time, in its complete and exclusive discretion and on such terms and conditions as it may determine (subject to the 1940 Act and other applicable law), may cause the Company to offer to repurchase Shares pursuant to written tenders. Each such tender offer may be limited in amount (for example, to not more than 10% of the outstanding Shares).

In determining whether to cause the Company to offer to make such repurchases, the Board of Trustees shall consider the recommendation of the Adviser, and shall also consider the following factors, among others:

(1) whether any Shareholders have requested to tender Shares to the Company;

(2) the liquidity of the Company’s assets (including fees and costs associated with withdrawing from Investment Funds and/or disposing of assets managed by Investment Managers);

(3) the investment plans and working capital requirements of the Company;

(4) the relative economies of scale of the tender offer with respect to the size of the Company;

(5) the history of the Company in making such repurchases;

(6) the availability of information as to the value of the Company’s interests in underlying Investment Funds;

(7) the existing conditions of the securities markets and the economy generally, as well as political, national or international developments or current affairs; and

(8) the anticipated tax consequences to the Company of any such proposed repurchases.

The Board of Trustees shall cause the Company to repurchase Shares only pursuant to written tender offers and only on terms it determines to be fair to the Company and to all Shareholders (including persons holding Shares as may be acquired from Shareholders), as applicable.

(b) A Shareholder who tenders for repurchase only a portion of such Shareholder’s Shares shall be required to maintain a Share balance with a net asset value equal to at least $25,000 (or such lower amount equal to the Shareholder’s initial Share balance), except as otherwise permitted at the discretion of the Administrator, after giving effect to the repurchase. If a Shareholder tenders an amount that would cause the Shareholder’s Share balance to fall below the required minimum following completion of the repurchase, the Administrator (as authorized by the Board of Trustees) reserves the right to reduce the amount to be purchased from the Shareholder pursuant to the tender so that the required minimum balance is maintained or to cause the Company to repurchase all the Shareholder’s Shares.

(c) The Adviser may tender its Shares as a Shareholder under Section 4.5(a) hereof.

(d) The Board of Trustees may cause the Company to repurchase Shares of a Shareholder or any person acquiring Shares from or through a Shareholder in the event that the Administrator in its sole discretion (as authorized by the Board of Trustees) determines that:

(1) such Shares have been transferred in violation of Section 4.4, or such Shares have vested in any person other than by operation of law as the result of the death, divorce, dissolution, bankruptcy or incompetence of a Shareholder;

(2) ownership of such Shares by a Shareholder or other person is likely to cause the Company to be in violation of, or require registration of any Shares under, or subject the Company to additional registration or regulation under, the securities, commodities or other laws of the United States or any other relevant jurisdiction;

(3) continued ownership of such Shares by a Shareholder may be harmful or injurious to the business or reputation of the Company, the Board of Trustees, the Adviser or any of their affiliates, or may subject the Company, or any Shareholder to an undue risk of adverse tax or other fiscal or regulatory consequences;

(4) any of the representations and warranties made by a Shareholder in connection with the acquisition of Shares was not true when made or has ceased to be true;

(5) with respect to a Shareholder subject to special regulatory or compliance requirements, such as those imposed by the Bank Holding Company Act, certain Federal Communications Commission regulations or ERISA (collectively, “Special Laws or Regulations”), such Shareholder is likely to be subject to additional regulatory or compliance requirements under these Special Laws or Regulations by virtue of continuing to hold Shares; or

(6) it would be in the best interests of the Company for the Company to repurchase such Shares.

(e) Repurchases shall be effective after receipt and acceptance by the Company of all eligible written tenders of Shares from Shareholders, and terms and procedures for notice of repurchase offers, repurchase eligibility and payment for repurchased Shares shall be as determined by the Board of Trustees from time to time. The Board of Trustees, in its discretion, may pay all or any portion of the repurchase price in marketable Securities (or any combination of marketable Securities and cash) having a value, determined as of the date of repurchase, equal to the amount to be repurchased.

ARTICLE V

CAPITAL

Section 5.1 Rights of Shareholders to Capital.

No Shareholder shall be entitled to interest on any Share purchase, nor shall any Shareholder be entitled to the return of any capital of the Company except (i) upon the repurchase by the Company of such Shareholder’s Shares pursuant to Section 4.5 hereof or (ii) upon the liquidation of the Company’s assets pursuant to Section 7.2 hereof. No Shareholder shall be liable for the return of any such amounts. No Shareholder shall have the right to require partition of the Company’s property or to compel any sale or appraisal of the Company’s assets.

Section 5.2 Withholding.

(a) The Board of Trustees may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) taxes with respect to any Shareholder to the extent required by the Code or any other applicable law.

(b) For purposes of this Declaration of Trust, any taxes so withheld by the Company with respect to any Shareholder shall be deemed to be a distribution to such Shareholder, reducing the amount otherwise distributable to such Shareholder pursuant to this Declaration of Trust.

(c) The Board of Trustees shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Shareholder that may be eligible for such reduction or exemption. To the extent that a Shareholder claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Shareholder shall furnish the Board of Trustees with such information and forms as such Shareholder may be required to complete when necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Shareholder represents and warrants that any such information and forms furnished by such Shareholder shall be true and accurate and agrees to indemnify the Company and each of the Shareholders from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

ARTICLE VI

SHARES

Section 6.1 Shares.

(a) (1) The number of the Company’s authorized Shares and the number of Shares that may be issued is unlimited and the number of Shares that may be issued shall be unlimited, and, subject to Section 2.7 hereof and Section 6.1(b)(7) hereof, the Trustees may issue Shares for such consideration and on such terms as they may determine (or for no consideration if pursuant to a Share dividend or split-up), or may reduce the number of issued Shares in proportion to the relative net asset value of the Shares then outstanding, all without action or approval of the Shareholders. All such Shares shall have $0.00001 par value per Share. All Shares when so issued on the terms determined by the Trustees shall be fully paid and non-assessable. Shares repurchased or otherwise acquired by the Company shall be returned to the status of authorized but unissued Shares.

(2) In accordance with Section 2.8 hereof, any Adviser or Trustee, officer or other agent of the Company (including, without limitation, the Administrator), and any organization in which any such person is interested may acquire, own, hold and dispose of Shares of the Company to the same extent as if such person were not a Trustee, officer or other agent of the Company; and the Company may issue and sell or cause to be issued and sold and may purchase Shares from any such person or any such organization subject only to the limitations, restrictions or other provisions applicable to the sale or purchase of Shares generally.

(3) Shares shall not be represented by certificates, but only by notation on the Share records of the Company, as kept by the Company or by any transfer or similar agent, as the case may be. The Share records, whether maintained by the Company or any transfer or similar agent, as the case may be, shall be conclusive as to who are the holders of Shares and as to the number of Shares held from time to time by each such person.

(b) (1) All consideration received by the Company for the issue or sale of Shares, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the Company generally and not to the account of any particular Shareholder or holder of Shares, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Company.

(2) The liabilities, expenses, costs and charges (including any reserves as may be established from time to time) attributable to the Company shall be charged and allocated to the Company generally and not to the account of any particular Shareholder or holder of Shares and shall be so recorded upon the books of account of the Company.

(3) Dividends and distributions on Shares may be paid to the Shareholders or holders of Shares, with such frequency as the Trustees may determine, which may be daily or otherwise pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Trustees may determine, from such of the income, capital gains accrued or realized, and capital and surplus, after providing for actual and accrued liabilities of the Company. All dividends and distributions on Shares shall be distributed pro rata to the Shareholders or other holders of Shares in proportion to the number of Shares held by such persons at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure the Trustees may determine that no dividend or distribution shall be payable on Shares as to which the Shareholder’s purchase order and/or payment have not been received by the time or times established by the Trustees under such program or procedure. Dividends and distributions on Shares may be made in cash or Shares or a combination thereof as determined by the Trustees or pursuant to any program that the Trustees may have in effect at the time for the election by each Shareholder or other holder of Shares of the mode of the making of such dividend or distribution to that person. Any dividend or distribution paid in Shares will be paid at the net asset value thereof as determined in accordance with Section 8.2 hereof. Notwithstanding anything in this Declaration of Trust to the contrary, the Trustees may at any time declare and distribute a dividend of stock or other property pro rata among the Shareholders or other holders of Shares at the date and time of record established for the payment of such dividends or distributions.

(4) Notwithstanding any provision to the contrary contained in this Declaration of Trust, the Trustees shall not be permitted to make a distribution to the Shareholders on account of their interest in the Company if such distribution would violate the Maryland Act or any other applicable law.

(5) In the event of the liquidation or dissolution of the Company, the Shareholders or other holders of Shares shall be entitled to receive assets of the Company as set out in this Section 6.1(b)(5). Upon the liquidation or dissolution of the Company, the Trustees shall make provisions for the satisfaction (whether by payment or the making of reasonable provision for payment thereof) of all of the Company’s outstanding obligations, taxes and other liabilities, accrued or contingent in accordance with the Maryland Act. Any remaining assets (which may, in the discretion of the Trustees, include assets distributed in-kind valued at their date of distribution in accordance with Section 8.2 hereof) shall be distributed among the Shareholders or other holders of Shares in proportion to the relative number of Shares held by such persons.

(6) Shares shall be transferable only in accordance with Section 4.4 hereof.

(7) Except as provided herein or with respect to a class or series of Shares, which may include preferred shares having preferential rights to dividends and to distributions upon liquidation of the Company, each Share shall represent an equal proportionate interest in the Company, and each Share shall be equal with respect to net asset value per Share as against each other Share. The rights attaching to all Shares shall be identical as to right of redemption or repurchase, dividends and other distributions (whether or not on liquidation), and voting rights (the vote attaching to each Share or fraction thereof being equal to the dollar value of the same as of the record date for any such vote, if such record date is a Valuation Date, or if such record date is not a Valuation Date, the Valuation Date most recently preceding such record date). Except as provided herein, the Trustees may from time to time divide or combine the Shares into a greater or lesser number of Shares provided that such division or combination does not change the proportionate interest in the Company of any Shareholder or other holder of Shares or in any way affect the rights of Shares. The Trustees may classify and reclassify any unissued Shares of any class or series from time to time, in one or more classes or series of Shares, as provided in this Section 6.1(b)(7). In order to classify or reclassify unissued Shares of any class or series, the Trustees shall, without any action by the Shareholders, amend or supplement this Declaration of Trust, including any exhibit or schedule thereto, to (a) designate that class or series to distinguish it from all other classes or series of Shares; (b) specify the number of Shares to be included in the class or series; and (c) set, subject to the provisions of this Section 6.1(b)(7) and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Any of the terms of any class or series of Shares may be made dependent upon facts ascertainable outside the Declaration of Trust (including the occurrence of any event, including a determination or action by the Company or any other person or body) and may vary among holders thereof, provided that the manner in which such facts or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the amendment or supplement to the Declaration of Trust establishing such class or series of Shares.

(8) The Trustees, subject to Section 2.7 hereof, may accept investments in the Company by way of Share purchase, from such persons, on such terms (including minimum purchase amounts) and for such consideration, not inconsistent with the provisions of the 1940 Act, as they from time to time authorize or determine. Such investments may be in the form of cash, Securities or other property in which the Company is authorized to invest, hold or own, valued as provided in Section 8.2 hereof. The Trustees may authorize any distributor, principal underwriter, custodian, transfer agent or other person to accept orders for the purchase or sale of Shares that conform to such authorized terms and to reject any purchase or sale orders for Shares whether or not conforming to such authorized terms.

(9) Shares may be issued as fractions thereof. Any fractional Share, if outstanding, shall carry proportionately all the rights and obligations of a whole Share, including those rights and obligations with respect to voting, receipt of dividends and distributions, redemption of Shares, and liquidation of the Company. Fractions of Shares shall be calculated to three decimal points.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

Section 7.1 Dissolution.

(a) The Company shall be dissolved:

(1) upon the affirmative vote to dissolve the Company by:

(i) a majority of the Board of Trustees (including a majority of the Independent Trustees) or

(ii) Shareholders holding at least two-thirds (2/3) of the total number of votes eligible to be cast with respect to the Company, as applicable; or

(2) as required under the Maryland Act.

(b) Dissolution of the Company shall be effective on the day on which the event giving rise to the dissolution shall occur, but the existence of the Company as separate legal entity shall not terminate until the assets of the Company have been liquidated in accordance with Section 7.2 hereof and the Certificate has been canceled.

Section 7.2 Winding Up.

(a) Upon the dissolution of the Company as provided in Section 7.1 hereof, the Board of Trustees shall promptly appoint the Administrator as the liquidating trustee and the Administrator shall wind up the business and administrative affairs of the Company, except that if the Board of Trustees does not appoint the Administrator as the liquidating trustee or the Administrator is unable to perform this function (or to designate an appropriate delegate to do so), a liquidating trustee elected by Shareholders holding a majority of the total number of votes eligible to be cast shall promptly wind up the business and administrative affairs of the Company.

(b) The proceeds from liquidation shall be distributed as contemplated by Section 6.1(b)(5) hereof.

ARTICLE VIII

ACCOUNTING, VALUATIONS AND BOOKS AND RECORDS

Section 8.1 Accounting and Reports.

(a) Although the Company shall adopt for tax accounting purposes any accounting method that the Board of Trustees shall decide, in its sole discretion, is in the best interests of the Company, it is anticipated that the Company will maintain its books and records on the accrual method of accounting based upon generally accepted accounting principles except as otherwise described in this Declaration of Trust. The Company’s accounts shall be maintained in U.S. currency.

(b) After the end of each taxable year (and/or each calendar year), the Company shall furnish to each Shareholder such information regarding the operation of the Company and such Shareholder’s Shares as is necessary for Shareholders to complete federal, state and local income tax or information returns and any other tax information required by federal, state or local law.

(c) Except as otherwise required by the 1940 Act, or as may otherwise be permitted by rule, regulation or order, within 60 days after the close of the period for which a report required under this Section 8.1(c) is being made, the Company shall furnish to each Shareholder a semi-annual report and an annual report containing the information required by such Act. The Company shall cause financial statements in accordance with generally accepted accounting principles contained in each annual report furnished hereunder to be accompanied by a report of independent public accountants based upon an audit performed in accordance with generally accepted auditing standards. The Company may furnish to each Shareholder such other periodic reports as it deems necessary or appropriate in its discretion.

(d) Shareholders shall have no right to inspect or copy any of the books or records of the Company, except as may be determined from time to time by the Board of Trustees.

Section 8.2 Valuation of Net Assets.

(a) Except as may be required by the 1940 Act, the Board of Trustees shall value or have valued any Securities or other assets and liabilities of the Company as of the close of business on the last business day of each month (and on any such additional day or days as the Trustees in their discretion may determine) in accordance with such valuation procedures as shall be established from time to time by the Board of Trustees and that conform to the requirements of the 1940 Act. In determining the value of the assets of the Company, no value shall be placed on the goodwill or name of the Company, or the office records, files, statistical data or any similar intangible assets of the Company not normally reflected in the Company’s accounting records.

(b) The Company will value interests in Investment Funds not managed by the Direct Allocation Subadvisers at fair value, which ordinarily will be the value determined by the respective Investment Managers in accordance with the policies established by the relevant Investment Fund.

(c) The value of Securities and other assets of the Company and the net worth of the Company as a whole determined pursuant to this Section 8.2 shall be conclusive and binding on all of the Shareholders and all parties claiming through or under them.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Amendment of Declaration of Trust.

(a) Except as otherwise provided in this Section 9.1, this Declaration of Trust may be amended, in whole or in part, with: (i) the approval of a majority of the Board of Trustees (including the approval of a majority of the Independent Trustees, if required by the 1940 Act) and (ii) if required by the 1940 Act, the approval of the Shareholders by such vote as is required by the 1940 Act.

(b) Any amendment that would:

(1) increase the obligation of a Shareholder to make any contribution to the capital of the Company;

(2) reduce the rights attaching to the Shares held by any person as against the rights attaching to the Shares held by any other person; or

(3) modify the events causing the dissolution of the Company;

may be made only if (i) the written consent of each Shareholder adversely affected thereby is obtained prior to the effectiveness thereof or (ii) such amendment does not become effective until (A) each Shareholder has received written notice of such amendment and (B) any Shareholder objecting to such amendment has been afforded a reasonable opportunity (pursuant to such procedures as may be prescribed by the Board of Trustees) to tender all of such person’s Shares for repurchase by the Company.

(c) The power of the Board of Trustees to amend this Declaration of Trust at any time without the consent of the Shareholders in accordance with paragraph (a) of this Section 9.1 shall specifically include the power to:

(1) restate this Declaration of Trust together with any amendments hereto that have been duly adopted in accordance herewith to incorporate such amendments in a single, integrated document;

(2) amend this Declaration of Trust (other than with respect to the matters set forth in Section 9.1(b) hereof) to effect compliance with any applicable law or regulation, including, but not limited to, the requirements, or to reflect any relaxation of such requirements in the future, of the Bank Holding Company Act of 1956, as amended, or other U.S. banking laws, or any regulations, guidelines or policies or interpretations of the banking regulatory agencies or the staffs thereof, or to cure any ambiguity or to correct or supplement any provision hereof that may be inconsistent with any other provision hereof; and

(3) amend this Declaration of Trust, taking due consideration of the interests of the Shareholders of a whole, to make such changes as may be necessary or advisable to ensure that the Company maintains its then-current federal tax treatment.

(d) Any amendment that would modify the provisions of this Section 9.1 (if material) or the Company’s indemnification obligations may be made only with the unanimous consent of the Shareholders and, to the extent required by the 1940 Act, approval of a majority of the Trustees (and, if so required, a majority of the Independent Trustees).

(e) The Board of Trustees shall cause written notice to be given of any amendment to this Declaration of Trust (other than any amendment of the type contemplated by clause (1) of Section 9.1(c) hereof) to each Shareholder, which notice shall set forth (i) the text of the amendment or (ii) a summary thereof and a statement that the text thereof will be furnished to any Shareholder upon request.

Section 9.2 Special Power of Attorney.

(a) Each Shareholder hereby irrevocably makes, constitutes and appoints the Administrator with full power of substitution, the true and lawful representative and attorney-in-fact of, and in the name, place and stead of, such Shareholder, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:

(1) any amendment to this Declaration of Trust that complies with the provisions of this Declaration of Trust (including the provisions of Section 9.1 hereof);

(2) any amendment to the Certificate required because this Declaration of Trust is amended, including, without limitation, an amendment to effectuate any change in the membership of the Company; and

(3) all such other instruments, documents and certificates that, in the opinion of legal counsel to the Company, may from time to time be required by the laws of the United States of America, the State of Maryland or any other jurisdiction in which the Company shall determine to do business, or any political subdivision or agency thereof, or that such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid existence and business of the Company as a statutory trust under the Maryland Act.

(b) Each Shareholder is aware that the terms of this Declaration of Trust permit certain amendments to this Declaration of Trust to be effected and certain other actions to be taken or omitted by or with respect to the Company without such Shareholder’s consent. If an amendment to the Certificate or this Declaration of Trust or any action by or with respect to the Company is taken in the manner contemplated by this Declaration of Trust, each Shareholder agrees that, notwithstanding any objection that such Shareholder may assert with respect to such action, the attorney-in-fact appointed hereby is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner that may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Shareholder is fully aware that each Shareholder will rely on the effectiveness of this special power of attorney with a view to the orderly administration of the affairs of the Company.

(c) This power of attorney is a special power of attorney and is coupled with an interest in favor of each of the Trustees and as such:

(1) shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power of attorney, regardless of whether the Administrator shall have had notice thereof; and

(2) shall survive the delivery of a Transfer by a Shareholder of all or portion of such Shareholder’s Shares, except that when the transferee thereof has been approved by the Board of Trustees for admission to the Company as a substituted Shareholder, this power of attorney given by the transferor shall survive the delivery of such assignment for the sole purpose of enabling the Administrator to execute, acknowledge and file any instrument necessary to effect such substitution.

Section 9.3 Notices.

Notices that may be or are required to be provided under this Declaration of Trust shall be made, if to one or more Shareholders, through a public filing with the U.S. Securities and Exchange Commission (the “SEC”) or by regular mail, registered or certified mail return receipt requested, commercial courier service, telecopier (receipt confirmed) or hand delivery, or if to the Board of Trustees or the Adviser, by hand delivery, registered or certified mail return receipt requested, commercial courier service, or telecopier (receipt confirmed), and, if sent by mail, shall be addressed to the respective parties hereto at their addresses as set forth in the books and records of the Company. Notices shall be deemed to have been provided when (i) filed with the SEC, on the filing date, or (ii) delivered by hand, on the date indicated as the date of receipt on a return receipt or when received if sent by regular mail, commercial courier service, or telecopier. A document that is not a notice and that is required to be provided under this Declaration of Trust by any party to another party may be delivered by any reasonable means.

Section 9.4 Declaration of Trust Binding Upon Successors and Assigns.

This Declaration of Trust shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, executors, trustees or other legal representatives, but the rights and obligations of the parties hereunder may not be Transferred or delegated except as provided in this Declaration of Trust and any attempted Transfer or delegation thereof that is not made pursuant to the terms of this Declaration of Trust shall, to the fullest extent permitted by law, be void.

Section 9.5 Applicability of 1940 Act and Form N-2.

The parties hereto acknowledge that this Declaration of Trust is not intended to, and does not, set forth the substantive provisions contained in the 1940 Act and the Form N-2 that affect numerous aspects of the conduct of the Company’s business and of the rights, privileges and obligations of the Shareholders. Each provision of this Declaration of Trust shall be subject to and interpreted in a manner consistent with the applicable provisions of the 1940 Act and the Form N-2.

Section 9.6 Choice of Law; Arbitration.

(a) All the terms and provisions of this Declaration of Trust shall be governed by and construed under the laws of the State of Maryland, including the Maryland Act, without regard to the conflict of law principles of such state. The laws of the State of Maryland pertaining to trusts formed under the common law shall not apply to the Company.

(b) All disputes arising out of or in connection with this Declaration of Trust or the Bylaws shall be finally settled under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by three arbitrators. The Procedures for Large, Complex Commercial Disputes contained in the Commercial Arbitration Rules of the AAA shall not apply. The Claimant(s) shall nominate one arbitrator in the Demand for Arbitration. The Respondent(s) shall nominate one arbitrator in the Answering Statement. The two party-nominated arbitrators shall then have 14 days to agree, in consultation with the parties to the arbitration, upon the nomination of a third arbitrator to act as the chairperson of the tribunal, barring which the AAA shall select the third arbitrator (or any arbitrator that Claimant(s) or Respondent(s) shall fail to nominate in accordance with the foregoing). The seat, or legal place, of arbitration shall be Baltimore, Maryland. The language of the arbitration shall be English. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(c) Each party will, upon the written request of another party, promptly provide the other parties with documents directly relevant to the issues raised by any claim, defense or counterclaim. Any dispute regarding discovery shall be determined by the chairperson of the tribunal, which determination shall be conclusive. All discovery shall be completed within 45 days following the appointment of the arbitrators. There shall be no depositions of witnesses. The tribunal shall not order any discovery other than what is provided for in this sub-clause.

(d) The arbitrators shall not be required to render a reasoned award.

(e) The arbitrators shall award to the prevailing party (or parties) its (or their) reasonable costs and expenses (including attorneys’ fees) to be paid by the non-prevailing party (or parties).

(f) This Section 9.6 is intended to benefit and be enforceable by the shareholders, Trustees, officers, manager, agents or employees of the Company and shall be binding on the shareholders of the Company and the Company, as applicable.

Section 9.7 For Benefit of Creditors.

The provisions of this Declaration of Trust are intended only for the regulation of relations among past, present and future Shareholders, Trustees and the Company. This Declaration of Trust is not intended for the benefit of non-Shareholder creditors and no rights are granted to non-Shareholder creditors under this Declaration of Trust.

Section 9.8 Consents.

Any and all consents, agreements or approvals provided for or permitted by this Declaration of Trust shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.

Section 9.9 Merger, Consolidation, Conversion and Transfer of Assets.

(a) The Company may merge or consolidate with or into one or more statutory trusts formed under the Maryland Act or other business entities pursuant to an agreement of merger or consolidation that has been approved in the manner contemplated by Section 12-602 of the Maryland Act. The organization, operation or dissolution of a subsidiary “master fund” (including any transactions incidental thereto), as referenced in Section 2.5 hereof, and the organization, operation, or dissolution of an entity (including any transitions incident thereto) within a master-feeder structure established pursuant to Section 2.5 hereof shall not be deemed to constitute a merger or consolidation for purposes of this Section 9.9(a).

(b) Notwithstanding anything to the contrary contained elsewhere in this Declaration of Trust, an agreement of merger or consolidation approved in accordance with Section 12-602 of the Maryland Act may, to the extent permitted by Section 12-607 of the Maryland Act, (i) effect any amendment to this Declaration of Trust, (ii) effect the adoption of a new declaration of trust for the Company if it is the surviving or resulting statutory trust in the merger or consolidation, or (iii) provide that the declaration of trust of any other constituent statutory trust to the merger or consolidation (including a statutory trust formed for the purpose of consummating the merger or consolidation) shall be the declaration of trust of the surviving or resulting statutory trust.

(c) The Company may convert into any other entity or business form organized, formed, incorporated or created either under the laws of the State of Maryland or under the laws of a jurisdiction other than the State of Maryland pursuant to Section 12-1002 of the Maryland Act upon the authorization of such conversion by the Board of Trustees. Notwithstanding anything to the contrary contained elsewhere in this Declaration of Trust, neither Shareholders nor any other person shall have the right to approve or consent to any such conversion (unless such approval or consent is required by the 1940 Act), and the Board of Trustees may authorize any such conversion without any approval or consent from Shareholders (unless such approval or consent is required by the 1940 Act) or any other person. Notwithstanding anything to the contrary contained elsewhere in this Declaration of Trust, a conversion of the Company in accordance with Section 12-1002 of the Maryland Act may (i) effect any amendment to this Declaration of Trust or (ii) effect the adoption of a new declaration of trust or other governing instrument(s) for the Company. In connection with a conversion of the Company in accordance with Section 12-1002 of the Maryland Act, the Board of Trustees may approve, without any further act, vote, approval or consent of the Shareholders or any other person, articles of conversion or any other documents that the Board of Trustees deems necessary or advisable in order to approve, effectuate or implement such conversion.

(d) The Company may sell, lease, transfer, pledge, exchange, convey or dispose of all or substantially all of its assets upon the authorization of such transfer or series of transfers by the Board of Trustees to any one or more business or statutory trusts or other business entities, organized under the laws of Maryland or some other jurisdiction, upon such terms and conditions and for such consideration as the Trustees may determine. Notwithstanding anything to the contrary contained elsewhere in this Declaration of Trust, neither Shareholders nor any other person shall have the right to approve or consent to any such transfer or series of transfers (unless such approval or consent is required by the 1940 Act).

Section 9.10 Pronouns.

All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

Section 9.11 Confidentiality.

(a) A Shareholder may obtain from the Company such information regarding the affairs of the Company as is just and reasonable under the Maryland Act, subject to reasonable standards (including standards governing what information and documents are to be furnished, at what time and location and at whose expense) established by the Board of Trustees.

(b) Each Shareholder covenants that, except as required by applicable law or any regulatory body, it will not divulge, furnish or make accessible to any other person the name and/or address (whether business, residence or mailing) of any Shareholder (collectively, “Confidential Information”) without the prior written consent of the Board of Trustees, which consent may be withheld in its sole discretion.

(c) Each Shareholder recognizes that in the event that this Section 9.11 is breached by any Shareholder or any of its principals, partners, shareholders, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, shareholders, directors, officers, employees or agents, irreparable injury may result to the non-breaching Shareholders and the Company. Accordingly, in addition to any and all other remedies at law or in equity to which the non-breaching Shareholders and the Company may be entitled, it is the intent of the parties that such Shareholders and the Company shall also have the right to obtain equitable relief, including, without limitation, injunctive relief, to prevent any disclosure of Confidential Information, plus reasonable attorneys’ fees and other litigation expenses incurred in connection therewith. In the event that any non-breaching Shareholder or the Company determines that any of the other Shareholders or any of its principals, partners, shareholders, directors, officers, employees or agents or any of its affiliates, including any of such affiliates’ principals, partners, shareholders, directors, officers, employees or agents should be enjoined from or required to take any action to prevent the disclosure of Confidential Information, each of the other non-breaching Shareholders agrees to pursue such injunctive relief pursuant to the dispute resolution procedure set out in Section 9.6(b) of this Declaration of Trust.

Section 9.12 Certification of U.S. Or Foreign Status.

Upon admission to the Company and at such other times thereafter as the Board of Directors may request, each Shareholder or transferee of Shares from a Shareholder shall (i) provide an IRS Form W-8BEN, W-8IMY or W-8ECI certifying under penalty perjury that the beneficial owner of the Shares is not a U.S. person or (ii) provide an IRS Form W-9 certifying under penalty or perjury that the beneficial owner of the Shares is a U.S. person, that the beneficial owner’s U.S. taxpayer identification number provided is correct and that such beneficial owner is not subject to backup withholding because either (1) such beneficial owner is exempt from backup withholding, (2) such beneficial owner has not been notified by the Internal Revenue Service (“IRS”) that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (3) the IRS has notified such beneficial owner that it is no longer subject to backup withholding.

Section 9.13 Severability.

If any provision of this Declaration of Trust is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Declaration of Trust, each Shareholder agrees that it is the intention of the Shareholders that such provision should be enforceable to the maximum extent possible under applicable law. If any provisions of this Declaration of Trust are held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Declaration of Trust (or portion thereof).

Section 9.14 Filing of Returns.

The Board of Trustees or its designated agent shall prepare and file, or cause the Administrator or accountants of the Company to prepare and file, a federal income tax return in compliance with section 6012 of the Code, all required federal information returns and any required state and local income tax and information returns for each tax year of the Company.

Section 9.15 Certificate of Trust, Declaration and Bylaws; Governing Instrument.

The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Certificate, Declaration of Trust and the Bylaws, each as may be amended from time to time. This Declaration of Trust and the Bylaws together constitute the governing instrument of the Company within the meaning of the Maryland Act.

Section 9.16 Trustees May Resolve Ambiguities.

The Trustees may construe any of the provisions of this Declaration of Trust insofar as the same may appear to be ambiguous or inconsistent with any other provisions hereof, and any such construction hereof by the Trustees in good faith shall be conclusive as to the meaning to be given to such provisions.

Section 9.17 Counterparts.

This Declaration of Trust may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Declaration of Trust of the Company as of the day and year identified in the preamble hereto.

TRUSTEES:

/s/ R. Stephen Hale
Name: R. Stephen Hale

/s/ James Jackson
Name: James Jackson

/s/ Kristin Smith
Name: Kristin Smith

/s/ Brett S. Messing
Name: Brett S. Messing

/s/ Raymond Nolte
Name: Raymond Nolte

APPENDIX A

REPRESENTATIONS REQUIRED OF PERSONS

SEEKING TO BE ADMITTED TO THE COMPANY AS SHAREHOLDERS

(OR MAKING ADDITIONAL PURCHASES OF SHARES)

The following should be read in conjunction with the subscription materials for the Company, which refer to each person seeking to be admitted to the Company as a Shareholder (or making an additional purchase of Shares of the Company) as a “Subscriber”:

The Subscriber hereby represents and warrants to, and covenants and agrees with, the Company that Subscriber meets the accreditation standards and eligibility policies as set forth herein.

“Accredited Investors”

1. Subscriber is acquiring Shares directly or indirectly for the account of an “accredited investor” meeting one or more of the “asset tests” set forth in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “1933 Act”). Alternative tests under Regulation D also may be relied upon with respect to selected categories of investors, including employees, officers and directors of affiliates of the Company. Such accredited investors are referred to in the Form N-2 as “Eligible Investors” and include the following:

•

An individual who has an individual net worth or joint net worth with his or her spouse, in excess of $1,000,000. “Net worth” for these purposes means the value of total assets at fair market value (not including the value of an individual’s primary residence), less total liabilities; or

•

A corporation, partnership, limited liability company, or similar business trust or tax-exempt organization as defined in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), that (i) has total assets in excess of $5,000,000, and (ii) was neither formed nor is operated for the specific purpose of investing in the Company; or

•	An entity whose equity owners are each “accredited investors” as defined in this section.

2. An Eligible Investor generally must have a brokerage account with an approved Placement Agent (or with the Principal Underwriter). Existing Shareholders subscribing for additional Shares must be Eligible Investors at the time of the additional subscription.

Anti-Money Laundering Procedures

3 In order to comply with applicable anti-money laundering regulations, the Company, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) (each as defined in the Form N-2) may require a detailed verification of the Subscriber’s identity and the source of its subscription proceeds. The Subscriber agrees to promptly provide any such party with any requested information and documentation.

4. The Subscriber represents that it is not involved in any money laundering schemes, and the source of this investment is not derived from any unlawful or criminal activities. It further represents that this investment is not designed to avoid the reporting and record-keeping requirement of the Bank Secrecy Act of 1970, as amended.

5. If the Subscriber is not investing in the Company on behalf of or for the benefit of, other investors, the Subscriber represent that it is purchasing Shares in the Company for the Subscriber’s own account, for investment purposes, and not for subdivision or fractionalization, and is not acting as agent, representative, intermediary or nominee or in any similar capacity for any other person.1

6. The Subscriber acknowledges that the Company generally prohibits any investment in the Company by or on behalf of a “Prohibited Investor” unless specifically permitted by the Company, in its sole discretion. A “Prohibited Investor” means:

•

any individual or entity whose name appears on the various lists issued and/or maintained by the U.S. Treasury Department’s office of Foreign Assets Control (“OFAC”), including, but not limited to, the Specially Designated Nationals and Blocked Persons List (also known as the “SDN List”); and

•	any individual or entity who is a citizen or resident of, or located in a country where OFAC sanctions against such country prohibit any investment by such subscriber in the Company.[2]

The above lists are available at http://www.ustreas.gov/ofac/ and should be checked by the Subscriber before making the above representations.

7. If the Subscriber is an intermediary, a fund of funds, or otherwise investing in the Company on behalf of one or more other persons (the “Underlying Investors”), the Subscriber represents and agrees that:

•

the Subscriber properly discloses its relationship with its Underlying Investors as follows: (please attach supplemental pages headed “Underlying Investors” to completed subscription materials as necessary);

•	the representations, warranties and covenants made herein are made by the Subscriber on behalf of itself and its Underlying Investors;

•	the Subscriber has all requisite power and authority from its Underlying Investors to execute and perform the obligations under this section;

•

accompanying this subscription is a certificate in a form acceptable to the Company, its designated agents or the Subscriber’s Placement Agent (or the Principal Underwriter) in their sole discretion with respect to the due diligence the Subscriber has carried out and will continue to carry out with respect to the identity and background of each Underlying Investor as well as the proceeds invested in the Company by the Underlying Investors;

•	its Underlying Investors are not Prohibited Investors, as defined above;

•	the Subscriber is not otherwise aware of any reasons which should prevent the Company from accepting an investment directly by an Underlying Investor; and

[1]	“Person” includes nominee account, beneficial owner, individual, bank, corporation, partnership, limited liability company or any other legal entity.
[2]

The U.S. Federal and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals including specially designated nationals, narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

2

•

the Subscriber agrees to provide such further assurance and certifications regarding itself and/or its Underlying Investors as the Company, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) may reasonably require.

8. To the best of the Subscriber’s knowledge, neither it nor any individual or entity controlling, controlled by, or under common control with the Subscriber, or related to, or otherwise associated with, the Subscriber, is a “Prohibited Investor” as defined above.

9. The Subscriber acknowledges that if, following its investment in the Company, the Adviser, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) reasonably believe that the Subscriber is a Prohibited Investor or has otherwise breached its representations and covenants hereunder as to its identity and the source of its subscription proceeds, the Company may be obligated to freeze the Subscriber’s dealings with its Shares, including by refusing additional subscriptions for Shares by the Subscriber or any repurchase requests by the Subscriber and/or segregating the assets represented by the Subscriber’s Shares in accordance with applicable regulations, or mandatorily repurchasing the Subscriber’s Shares, and the Subscriber will have no claim whatsoever against the Company, the Adviser, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) for any form of losses or other damages incurred by it as a result of any of these actions. The Subscriber also acknowledges that the Company, the Adviser, Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) may be required to report such actions and to disclose the Subscriber’s identity to OFAC or other regulatory bodies. In addition, the Subscriber acknowledges that in some circumstances, the law may not permit the Company, the Adviser, the Administrator, or the Subscriber’s Placement Agent (or the Principal Underwriter) to inform the Subscriber that it has taken the actions described above.

10. The Subscriber is not a “shell bank”, and its subscription proceeds do not originate from, and will not be routed through, an account maintained at such a bank. A “shell bank” is a bank that does not have a physical presence in any country and is not an affiliate of a depository institution, credit union or bank that maintains a physical presence in any country and is supervised by a banking authority.

11. The Subscriber is not a senior non-U.S. government or public official, a member of such a person’s immediate family, or any close associate of such a person. If the Subscriber cannot make this representation, the Subscriber must contact the Company, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter).

12. The Subscriber is not a citizen or resident of, or located in, a jurisdiction identified on the Non-Cooperative Countries and Territories list of OECD’s Financial Action Task Force (“FATF Non-Cooperative Countries and Territories”), and its subscription proceeds do not originate from, or are not routed through a bank organized or charted under the laws of any FATF Non-Cooperative Countries and Territories.3 If the Subscriber cannot make this representation, the Subscriber must contact the Company, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter).

13. All information that the Subscriber has provided to the Company, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) in relation to the subscription of the Shares is true and accurate.

14. The Subscriber represents that all evidence of identity provided to the Company, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) is genuine and all related information furnished by it is accurate, and it agrees to provide any further information or documents deemed necessary by the Company, the Administrator or the Subscriber’s Placement Agent (or the Principal Underwriter) in their sole discretion to comply with the Company’s anti-money laundering policies and related responsibilities from time to time.

[3]	As of the date hereof, the following countries and territories are on FATF Non-Cooperative Countries and Territories list: none. Updated information is available at http://www.fatf-gafi.org.

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15. The representations, warranties, agreements, undertakings, and acknowledgments made by the Subscriber above and documents submitted in relation hereto are made and submitted with the intent that they will be relied upon by the Company in determining the suitability of the Subscriber as an investor in the Company, and will survive the investment in the Company by the Subscriber. The Subscriber agrees that such representations, warranties, agreements, undertakings and acknowledgments (including representation, warranties, agreements, undertakings and acknowledgements contained in any documents submitted in relation hereto) will be deemed reaffirmed by the Subscriber at any time it makes an additional investment in the Company. In addition, the Subscriber undertakes to notify the Company immediately of any change in any representation, warranty or other information relating to the Subscriber set forth herein.

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